Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, CEO	Bruce Voss, bvoss@lhai.com

Ligand Promotes Matthew W. Foehr to President

SAN DIEGO (February 2, 2015) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announces that Matthew W. Foehr, currently Executive Vice President and Chief Operating Officer, has been promoted to President and Chief Operating Officer of Ligand. John Higgins, who had been serving as President and Chief Executive Officer, will continue to serve as the Company’s Chief Executive Officer.

“I am delighted to share with our investors and partners news of Matt’s promotion to President,” said John Higgins, Chief Executive Officer of Ligand. “Matt is an accomplished pharmaceutical executive and a fantastic colleague who has played a critically important role in helping build Ligand over the past several years. He is a perfect fit for our business, driving excellence in operations, managing successful programs with tight financial discipline and having keen vision for how to strategically grow our business. Ligand’s internal team and our partners know Matt for his strong commitment to the customer, untiring energy and sense of humor. His contributions to Ligand over the past four years have been profound. On behalf of my colleagues and the Ligand Board of Directors, I extend deep congratulations to him on this well-deserved promotion.”

Mr. Foehr has more than 20 years of experience in the pharmaceutical industry, having managed global operations and various research and development programs. Prior to joining Ligand in 2011, he was Vice President and Head of Consumer Dermatology R&D, as well as Acting Chief Scientific Officer of Dermatology, in the Stiefel division of GlaxoSmithKline (GSK). GSK acquired Stiefel in 2009 for $3.6 billion. At Stiefel Laboratories, Inc., Mr. Foehr served as Senior Vice President of Global R&D Operations, Senior Vice President of Product Development & Support, and Vice President of Global Supply Chain Technical Services. Prior to Stiefel, Mr. Foehr held various executive roles at Connetics Corporation, including Senior Vice President of Technical Operations and Vice President of Manufacturing.

Mr. Foehr serves on the Board of Directors of Ritter Pharmaceuticals, Inc. and Viking Therapeutics Inc. He is the author of multiple scientific publications and is named on numerous U.S. patents. He received a Bachelor of Science degree in Biology from Santa Clara University.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, anemia, asthma and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals (a subsidiary of Amgen Inc.), Merck, Pfizer, Baxter International, Lundbeck Inc., Eli Lilly & Co. and Spectrum Pharmaceuticals. Please visit www.captisol.com for more information on Captisol and www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

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